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                                                                       EXHIBIT 5

                                  [LETTERHEAD]

                                  June 11, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

     As legal counsel for 3Com Corporation, a California corporation (the "Company"), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 30,974,349 shares of the Common Stock, par value $0.01, of the Company which may be issued pursuant to the exercise of options granted under the U.S. Robotics Corporation Key Employee Stock Option Plan, U.S. Robotics Corporation Executive Officers and Directors Stock Option Plan and U.S. Robotics Corporation 1996 Stock Option Plan for Israeli Employees and assumed by the Company (the "Options"). We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

     We are admitted to practice only in the State of California and we express no opinion concerning any law other than the law of the State of California and the federal law of the United States. Based on such examination, we are of the opinion that the 30,974,349 shares of Common Stock which may be issued upon exercise of the Options are duly authorized shares of the Company's Common Stock, and, when issued against receipt of the consideration therefor in accordance with the provisions of the Options, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears therein.

                                       Respectfully submitted,

                                       /s/ Gray Cary Ware & Freidenrich

                                       GRAY CARY WARE & FREIDENRICH
                                       A Professional Corporation